HS-344216

Certificate Of Incorporation

I, ***FLOSSIEBELL M. MARAGH*** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

SHENGSHI INTERNATIONAL HOLDINGS CO., LTD

盛世國際控股有限公司

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 19th day of October Two Thousand Eighteen

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Given under my hand and Seal at George Town in the Island of Grand Cayman this 19th day of October Two Thousand Eighteen

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 950876559895
www.verify.gov.ky
29 October 2018